Exhibit (d)(iii)
FORM DIRECTOR STOCK OPTION AGREEMENT
OPTION AGREEMENT
     THIS OPTION AGREEMENT (“Agreement”) made effective as of (Date), between Lakes Entertainment, Inc., a Minnesota corporation (the “Company”), and (Name) (“Director”).
BACKGROUND
A.	Director is serving as a member of the Board of Directors of the Company.

B.	The Company desires to reward Director for his service to the Company.

C.	The Company has adopted the Lakes Entertainment, Inc. 2007 Stock Option and Compensation Plan (the “Plan”) and the Committee appointed pursuant to the Plan or its delegate granted a Non-Qualified Stock Option to Director on (Insert Date of Grant) , subject to the execution of this Agreement. Capitalized terms not defined in this Agreement have the meaning assigned to them in the Plan.
     NOW, THEREFORE, the parties to this Agreement agree as follows:
     1. Grant of Option. The Company has irrevocably granted to Director a Non-Qualified Stock Option under the Plan to purchase all or any part of an aggregate of (Number of Share) Shares (such number being subject to adjustment as provided in this Agreement and the Plan), subject to the terms and conditions set forth in this Agreement. The terms and conditions of the Plan, a copy of which has been delivered to Director, are hereby incorporated into and made a part of this Agreement by reference as if set forth in full. In the event of any conflicts or inconsistencies between the provisions of the Plan and this Agreement, the provisions of the Plan will govern and control.
     2. Purchase Price. The purchase price of the Shares covered by the Option shall be $(Amount) per Share.
     3. Exercise and Vesting of Option. Subject to the provisions of Section 9 of this Agreement and Section 9 of the Plan, the Option shall be exercisable only to the extent that all, or any portion of the Option, has vested. The Option shall vest in                 (          ) equal installments of (Amount) Shares each. The first installment of the Option will vest on the first anniversary of the date the Option was granted and the remaining                 installments of the Option will vest on each of the next                 subsequent anniversaries of such date (each such anniversary is referred to as a “Vesting Date”) so long as Director continues to serve as a director of the Company until the Option is fully vested.
     In the event that Director ceases to be a director of the Company for any reason or no reason, with or without cause, prior to any Vesting Date, that part of the Option scheduled to vest on or after such Vesting Date shall not vest and all of Director’s rights to and under such non-vested part of the Option shall terminate as of the date Director ceases to be a director of the Company (“Director Termination Date”).
     4. Term of Option. Except as otherwise provided in this Agreement, any vested part of the Option shall be exercisable for ten (10) years from the date the Option was granted by the Committee or its delegate; provided, however, that in the event that Director ceases to be a director of the Company, for any reason or no reason, with or without cause, Director or his legal representative shall have three (3) years from the Director Termination Date to exercise any part of the Option vested as of the Director Termination Date. Upon the expiration of such three (3) year period, or, if earlier, upon the expiration date of the Option as set forth above in this Section 4, the Option shall terminate and become null and void.
     5. Manner of Exercise. Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised, in whole or in part, by giving written notice to the Secretary of the Company at its principal office, specifying the number of Shares to be purchased and accompanied by the full purchase price for such Shares. The purchase price shall be payable in United States dollars and may be paid by cash; uncertified or certified check; bank draft; by delivery of shares of the Company’s common stock in payment of all or any part of the purchase price, which shares shall be valued for this purpose at Fair Market Value on the date all or any part of the Option is exercised; by instructing the Company to withhold from the Shares issuable upon exercise of the Option, Shares in payment of all or any part of the purchase price, which Shares shall be valued for this purpose at their then Fair Market Value or in such other manner as may be authorized from time to time by the Committee. The Company has no obligation to deliver Shares or cash upon exercise of all or any part of the Option until qualified for delivery under such laws and regulations as may be deemed by the Company applicable to such exercise.
     6. Rights of Option Holder. Director, as a holder of the Option, shall not have any of the rights of a shareholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to Director upon the due exercise of all or any part of the Option.
     7. Non-Transferability. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of Director, only by Director. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged, or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option shall be null and void and without effect.

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     8. Adjustment. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is required to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Option, then the Committee shall, in such manner as it may deem equitable, adjust any or all of: (a) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of the Option; and (b) the purchase or exercise price of the Option.
     9. Immediate Acceleration of the Option. Unless otherwise determined by the Board and a majority of the Continuing Directors, the Option will become immediately exercisable in full if a Change in Control occurs. In the event the Company is a party to a merger, exchange or reorganization, the Option will be subject to the terms and conditions of the agreement of merger, exchange or reorganization, which may include, without limitation, accelerating the vesting or exercise date of the Option in exchange for the immediate distribution of a cash payment equal to the difference between the Fair Market Value on the date of the Change in Control and the exercise price of the Option multiplied by the number of Shares subject to the Option.
     10. Additional Condition. Notwithstanding anything in this Agreement to the contrary: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of the issuance of any Shares pursuant to the Option require Director, as a condition to the receipt of Shares issued pursuant to the Option, to deliver to the Company a written representation of present intention to acquire the Shares issued pursuant to the Option for Director’s own account for investment and not for distribution: and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the Shares issuable pursuant to the Option is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of Shares pursuant to such listing, registration, qualification, laws, consents or approvals, or the removal of any restrictions imposed on such Shares, such Shares shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.
     11. Withholding.
     (a) The Company shall have the right to withhold from any Shares, payments or distributions made under this Agreement, or to collect as a condition of issuing Shares or making a payment or distribution, any taxes required by law to be withheld. At any time when Director is required to pay to the Company an amount required to be withheld under applicable federal, state, local or foreign payroll, withholding, income or other tax laws in connection with a distribution of Shares or upon exercise of the Option, Director may satisfy this obligation in whole or in part by electing (the “Election”) to have the Company withhold from the Shares, payment or distribution Shares having a value up to the amount required to be withheld. The value of the Shares to be withheld shall be based on the Fair Market Value on the date that the amount of tax to be withheld shall be determined (“Tax Date”).
     (b) Each Election must be made prior to the Tax Date. The Company may, in its sole discretion, disapprove of any Election or may suspend or terminate the right to make Elections. An Election is irrevocable.
     (c) An Election must comply with all of the requirements of the Securities Exchange Act of 1934, as amended.
     12. General. The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.
     13. No Third Party Beneficiaries. Nothing in this Agreement expressed or implied is intended or shall be construed as conferring upon or giving to any Person, firm or corporation, other than the parties to this Agreement, any rights or benefits under or by reason of this Agreement.
     14. Cooperation of Parties. Each party to this Agreement agrees to execute such further papers, agreements, assignments or documents of title as may be necessary or desirable to effect the purposes of this Agreement and carry out its provisions.

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     15. Entire Agreement. This Agreement embodies the entire agreement made between the parties to this Agreement with respect to the matters covered in this Agreement and shall not be modified except by writing signed by the party to be charged.
     16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement.
     17. Governing Law. This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed in the State of Minnesota.
     In WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

LAKES ENTERTAINMENT, INC.

By:

Its:

DIRECTOR

(NAME)

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